Exhibit 99.1

First Eagle Alternative Capital BDC Reports Second Quarter 2020

Financial Results and Declares a Dividend of $0.10 Per Share

BOSTON – August 6, 2020 – First Eagle Alternative Capital BDC, Inc. (formerly known as THL Credit, Inc.) (NASDAQ: FCRD) (“First Eagle Alternative Capital BDC” or the “Company”), a direct lender to middle market companies, today announced financial results for its second fiscal quarter ended June 30, 2020. Additionally, the Company announced that its Board of Directors (the “Board”) has declared a third fiscal quarter 2020 dividend of $0.10 per share payable on September 30, 2020, to stockholders of record as of September 15, 2020.

“With an improvement in the broader markets this quarter and more visibility into the impact of COVID-19 on portfolio company performance, we saw an improvement in our fair value marks which in turn resulted in a meaningful increase to our net asset value per share increase this quarter of 6%,” said Chris Flynn, President of First Eagle Alternative Credit. “The increase was partially offset by net investment income per share that lagged our dividend. This was largely attributable to one-time and temporary items including our April equity raise and the impact of a smaller Logan portfolio in Q2. Our advisor has agreed to waive management fees for the next three quarters, and based on our NAV as of June 30th, the completion of our tender offer in July was accretive by $0.31 per share, or 6%. We believe we are well positioned from both a leverage and liquidity standpoint to support the portfolio, to modestly grow our book in the coming quarters, and to cover our dividend going forward.”

HIGHLIGHTS

($ in millions, except per share amounts)
As of June 30, 2020
Portfolio results
Total assets	$376.9
Investment portfolio, at fair value	$331.0
Net assets	$195.5
Net asset value per share	$5.54
Weighted average yield on investments	6.8%

	Quarter ended June 30, 2020	Quarter ended June 30, 2019
Portfolio activity
Total portfolio investments made, at par	$5.5	$46.5
Total portfolio investments made, at cost	$5.4	$45.9

Number of new portfolio investments	—	7
Number of portfolio investments at end of period	44	48
Operating results
Total investment income	$7.0	$15.4
Net investment income	$1.7	$8.9
Net increase (decrease) in net assets from operations	$14.1	$(9.7)
Net investment income per share (1)	$0.05	$0.28
Dividends declared per share	$0.10	$0.21

(1)

For the quarter ended June 30, 2020, net investment income per share excluding the impact of the acceleration of deferred financing costs in connection with the reduction of commitments under our credit facility, and excluding the impact of the equity issuance and Tender Offer timing (as defined below) was $0.07 per share.

PORTFOLIO AND INVESTMENT ACTIVITY

In the second quarter, the Company funded $5.5 million in follow-on investments, including delayed draw and revolver fundings.

Notable investments for the quarter at par included:

•	$1.8 million follow-on investment in PDFTron Systems Inc., including a $0.4 million first lien senior secured term loan and $1.4 million in delayed draw and revolver fundings.

Notable realizations for the quarter included:

•

Repayment of a first lien senior secured term loan in Holland Intermediate Acquisition Corp. which resulted in proceeds received of $2.6 million and an additional $1.3 million in expected proceeds which are reflected as a receivable. The realized loss of $17.3 million was offset by a corresponding reversal of unrealized depreciation.

As of June 30, 2020, these transactions, coupled with changes in net unrealized appreciation on the portfolio during the quarter, bring the total fair value of First Eagle Alternative Capital BDC’s investment portfolio to $331.0 million across 44 portfolio investments. The Company’s investment portfolio as of June 30, 2020 by investment type at fair value is presented below (in millions):

Description	Fair Value	Percentage of Total
First lien senior secured debt	$234.1	70.8%
Investment in Logan JV	57.7	17.4%
Equity investments	24.9	7.5%
Second lien debt	11.5	3.5%
Investments in funds	2.8	0.8%

Total investments	$331.0	100.0%

As of June 30, 2020, the weighted average yield of the debt and income-producing securities, including the Company’s investment in THL Credit Logan JV LLC (the “Logan JV”) and reflecting the impact of investments on non-accrual, in the investment portfolio at their current cost basis was 6.8 percent. As of June 30, 2020, First Eagle Alternative Capital BDC had loans on non-accrual status with an aggregate amortized cost of $67.5 million and fair value of $40.5 million, or 16.2 percent and 12.2 percent of the portfolio’s amortized cost and fair value, respectively. As of June 30, 2020, 100 percent of the Company’s debt investments bore interest based on floating rates, which may be subject to interest rate floors, such as London Interbank offer rate, or LIBOR.

This compares to the portfolio as of December 31, 2019, which had a fair value of $384.1 million across 52 portfolio investments. First Eagle Alternative Capital BDC’s investment portfolio by investment type at fair value as of December 31, 2019 in presented below (in $ millions):

Description	Fair Value	Percentage of Total
First lien senior secured debt	$263.6	68.7%
Investment in Logan JV	83.4	21.7%
Equity investments	21.5	5.6%
Second lien debt	12.0	3.1%
Investments in funds	3.6	0.9%

Total investments	$384.1	100.0%

As of December 31, 2019, the weighted average yield of the debt and other income-producing securities in the investment portfolio, including the Logan JV, and reflecting the impact of investments on non-accrual, at their cost basis was 8.7 percent (excluding the Company’s investments in broadly syndicated first lien senior secured term loans, the weighted average yield on investments was 8.9 percent). As of December 31, 2019, the Company had loans on non-accrual status with an aggregate amortized cost of $36.0 million and fair value of $15.1 million, or 8.1 percent and 3.9 percent of the portfolio’s amortized cost and fair value, respectively. As of December 31, 2019, 100 percent of the Company’s debt investments bore interest based at floating rates, which may be subject to interest rate floors, such as LIBOR.

RESULTS OF OPERATIONS

Investment income

A breakdown of investment income for the three months ended June 30, 2020 and 2019 is presented below (in $ millions):

	Three months ended June 30,
	2020	2019
Interest income on debt securities
Cash interest	$3.9	$8.2
PIK interest	0.4	0.7
Prepayment premiums	—	0.2
Net accretion of discounts and other fees	0.2	0.4

Total interest on debt securities	4.5	9.5
Dividend income	2.3	3.8
Interest income on other income-producing securities	—	0.1
Fees related to non-controlled, affiliated investments	0.1	0.2
Other income	0.1	1.8

Total investment income	$7.0	$15.4

The decrease in investment income between the periods was primarily due to the contraction in overall investment portfolio since June 30, 2019, the decline in LIBOR, and the additional loans put on non-accrual status subsequent to June 30, 2019. Additionally, dividend income decreased due to a smaller Logan JV portfolio and the sale of Copperweld Bimetallics LLC in September 2019.

Expenses

A breakdown of expenses for the three months ended June 30, 2020 and 2019 is presented below (in $ millions):

	For the three months ended June 30,
	2020	2019
Expenses
Interest and fees on borrowings	$3.1	$3.6
Base management fees	0.9	1.8
Other expenses	1.0	1.1
Administrator expenses	0.3	0.4

Total expenses	5.3	6.9
Management fee waiver	—	(0.5)

Total expenses, net of fee waivers	5.3	6.4
Income tax provision, excise and other taxes	—	0.1

Total expenses after taxes	$5.3	$6.5

The decrease in operating expenses between the three month periods was due primarily to lower interest and fees on borrowings due to a reduction in borrowings outstanding, a decrease in LIBOR and lower fees resulting from a reduction in credit facility size. Additionally, the Company incurred lower base management fees during the three months ended June 30, 2020 as result of portfolio contraction.

Net investment income

Net investment income totaled $1.7 million and $8.9 million for the three months ended June 30, 2020 and 2019, respectively, or $0.05 and $0.28 per share, respectively, based upon 34,310,634 and 31,769,141 weighted average common shares outstanding, respectively.

The decrease in net investment income for the respective periods is primarily attributable to lower dividend income and a decrease in interest on debt and other income-producing investments due to portfolio contraction and additional loans put on non-accrual status offset by lower net base management fees and interest and fees on borrowings.

Net realized gains and losses on investments, net of income tax provision

For the three months ended June 30, 2020, First Eagle Alternative Capital BDC recognized a net realized loss on portfolio investments of $26.6 million, primarily related to the $17.3 million loss from the realization of Holland Intermediate Acquisition Corp and the $5.3 million loss from the restructuring of the Company’s investment in Allied Wireline Services, LLC, both of which were offset by corresponding reversals of unrealized depreciation. For the three months ended June 30, 2019, the Company recognized a net realized loss on portfolio investments of $24.1 million, primarily related to the LAI International Inc. exit.

Net change in unrealized appreciation on investments

For the three months ended June 30, 2020 and 2019, First Eagle Alternative Capital BDC’s investment portfolio had a net change in unrealized appreciation of $39.5 million and $5.7 million, respectively.

The net change in unrealized appreciation on investments during the three months ended June 30, 2020 was primarily due to an increase in the fair value of the Logan JV.

Additionally, the disruptions caused by the novel coronavirus (“COVID-19”) and the restrictions put in place have contributed to overall write-downs in the portfolio during 2020 compared to the prior period.

Change in net assets resulting from operations

Change in net assets resulting from operations totaled $14.1 million and $(9.7) million, or $0.41 and $(0.30) per share based upon 34,310,634 and 31,769,141 weighted average common shares outstanding, for the three months ended June 30, 2020 and 2019, respectively.

The increase in net assets resulting from operations for the respective periods is primarily due to the net decrease of the unrealized losses in the portfolio during the three months ended June 30, 2020.

FINANCIAL CONDITION, INCLUDING LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2020, First Eagle Alternative Capital BDC had cash of $33.0 million.

As of June 30, 2020, the Company had $178.3 million in outstanding borrowings, which was comprised of $66.7 million outstanding on the revolving credit facility and $111.6 million of notes payable outstanding. As of June 30, 2020, borrowings outstanding had a weighted average interest rate of 5.3 percent. For the six months ended June 30, 2020, the Company borrowed $15.5 million and repaid $15.0 million under the revolving credit facility.

For the six months ended June 30, 2020, First Eagle Alternative Capital BDC’s operating activities provided cash of $8.8 million primarily in connection with investment activity. Financing activities included $0.5 million net borrowings on its credit facility, $9.8 million for distributions to stockholders, $2.2 million to repurchase common stock and $0.3 million for the payment of financing costs. Additionally, the Company’s financing activities provided $30.0 million from the issuance of common stock at net asset value.

For the six months ended June 30, 2019, the Company’s operating activities used cash of $22.5 million primarily in connection with investment activity. Financing activities included $5.6 million used for net repayments on its credit facility, $13.4 million for distributions to stockholders, $6.0 million to repurchase common stock and $0.3 million for the payment of financing costs.

RECENT DEVELOPMENTS

On June 23, 2020 the Company announced the commencement of a modified “Dutch Auction” tender offer (the “Tender Offer”) to repurchase up to $20.0 million of its common stock. The Tender Offer expired on July 21, 2020. Pursuant to the Tender Offer, the Company repurchased approximately 5.2 million shares at a price of $3.75 per share. The repurchase of shares was settled on July 23, 2020 for a total purchase price, excluding expenses, of approximately $19.5 million.

On July 1, 2020, the THL Credit Logan JV LLC Limited Liability Company Agreement was amended to reduce the Company’s capital commitment from $200.0 million to $110.0 million and the capital commitment from Perspecta from $50.0 million to $27.5 million.

From July 1, 2020 through August 6, 2020, the Company made new investments and revolver fundings totaling $5.2 million with a combined weighted average yield of 8.3%.

On August 3, 2020, the Company changed its name to First Eagle Alternative Capital BDC, Inc in connection with the approval of a new advisory agreement between the Company and First Eagle Alternative Credit, LLC (formerly known as THL Credit Advisors LLC) at the Company’s Special Meeting of Shareholders held on May 28, 2020. In connection with its name change, the Company’s shares of common stock began trading on the NASDAQ under the ticker symbol “FCRD”. Additionally, the 2023 Notes and the 2022 Notes began trading on the New York Stock Exchange under the ticker symbol “FCRW” and “FCRZ”, respectively.

On August 4, 2020, the Board declared a dividend of $0.10 per share payable on September 30, 2020 to stockholders of record at the close of business on September 15, 2020.

CONFERENCE CALL

First Eagle Alternative Capital BDC will host a conference call to discuss these results and its business outlook on August 7, 2020, at 9:30 a.m. Eastern Time.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 8953948. The Company will also broadcast the conference call live via the Investor Relations section of its website at www.feacbdc.com. Starting approximately two hours after the conclusion of the call, a replay will be available through August 17, 2020, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 8953948. The replay will also be available on the Company’s website.

AVAILABLE INFORMATION

First Eagle Alternative Capital BDC’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.feacbdc.com.

FIRST EAGLE ALTERNATIVE CAPITAL BDC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	June 30, 2020	December 31, 2019
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $239,447 and $263,444, respectively)	$219,936	$242,189
Controlled investments (cost of $177,868 and $178,769, respectively)	111,100	141,932
Non-controlled, affiliated investments (cost of $2 and $2, respectively)	2	4
Cash	32,957	5,890
Escrows and other receivables	4,652	12,353
Interest, dividends, and fees receivable	3,793	4,623
Deferred tax assets	1,899	2,267
Deferred financing costs	1,125	1,619
Prepaid expenses and other assets	1,324	829
Due from affiliate	132	192

Total assets	$376,920	$411,898

Liabilities:
Loans payable	$66,661	$66,161
Notes payable ($111,607 and $111,607 face amounts, respectively, reported net of deferred financing costs of $2,339 and $2,742, respectively)	109,268	108,866
Accrued expenses and other liabilities	2,732	3,434
Deferred tax liability	1,533	1,927
Base management fees payable	877	1,103
Accrued incentive fees	156	568
Accrued interest and fees	98	384
Accrued administrator expenses	77	—

Total liabilities	181,402	182,443
Net Assets:
Common stock, par value $.001 per share, 100,000 common shares authorized, 35,298 and 30,022 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	35	30
Paid-in capital in excess of par	443,398	415,596
Accumulated deficit	(247,915)	(186,171)

Total net assets	$195,518	$229,455

Total liabilities and net assets	$376,920	$411,898

Net asset value per share	$5.54	$7.64

FIRST EAGLE ALTERNATIVE CAPITAL BDC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019
Investment Income:
From non-controlled, non-affiliated investments:
Cash interest income	$4,146	$7,821	$9,084	$15,888
PIK interest income	419	329	468	676
Other income	70	1,745	122	2,199
From non-controlled, affiliated investments:
Cash interest income	—	34	—	67
Other income	59	195	141	392
From controlled investments:
Cash interest income	27	1,049	(249)	2,048
PIK interest income	—	381	—	730
Dividend income	2,287	3,770	5,294	7,477
Other income	33	38	70	75

Total investment income	7,041	15,362	14,930	29,552
Expenses:
Interest and fees on borrowings	2,545	3,243	5,248	6,641
Base management fees	877	1,815	1,901	3,725
Incentive fees	—	—	(411)	—
Administrator expenses	287	392	614	842
Other general and administrative expenses	391	362	726	734
Amortization of deferred financing costs	546	335	1,197	1,030
Professional fees	453	552	824	949
Directors’ fees	176	176	352	364

Total expenses	5,275	6,875	10,451	14,285
Management fee waiver	—	(525)	—	(525)

Total expenses, net of management fee waivers	5,275	6,350	10,451	13,760
Income tax provision, excise and other taxes	35	161	87	238

Net investment income	1,731	8,851	4,392	15,554
Realized (Loss) Gain and Change in Unrealized Appreciation (Depreciation) on Investments:
Net realized (loss) gain on investments:
Non-controlled, non-affiliated investments	(25,719)	(24,066)	(25,505)	(26,483)
Non-controlled, affiliated investments	(909)	—	(2,474)	—
Controlled investments	—	—	(263)	442
Foreign currency transactions	—	(1)	—	2

Net realized loss on investments	(26,628)	(24,067)	(28,242)	(26,039)

Net change in unrealized appreciation (depreciation) on investments:
Non-controlled, non-affiliated investments	26,716	18,588	1,744	7,907
Non-controlled, affiliated investments	(1)	(12,343)	(2)	(11,901)
Controlled investments	12,768	(540)	(29,931)	5,371
Translation of assets and liabilities in foreign currencies	—	(323)	—	(641)

Net change in unrealized appreciation (depreciation) on investments	39,483	5,382	(28,189)	736

Net realized and unrealized gain (loss) from investments	12,855	(18,685)	(56,431)	(25,303)
(Provision) benefit for taxes on unrealized loss on investments	(443)	164	26	271

Net increase (decrease) in net assets resulting from operations	$14,143	$(9,670)	$(52,013)	$(9,478)

Net investment income per common share:
Basic and diluted	$0.05	$0.28	$0.14	$0.49
Net increase (decrease) in net assets resulting from operations per common share:
Basic and diluted	$0.41	$(0.30)	$(1.62)	$(0.30)
Weighted average shares of common stock outstanding:
Basic and diluted	34,311	31,679	32,062	32,028

About First Eagle Alternative Capital BDC, Inc.

First Eagle Alternative Capital BDC, Inc. (NASDAQ: FCRD) is a closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. The Company is a direct lender to middle market companies and invests primarily in directly originated first lien senior secured loans, including unitranche investments. In certain instances, the Company also makes second lien secured loans and subordinated or mezzanine, debt investments, which may include an associated equity component such as warrants, preferred stock or other similar securities and direct equity co-investments. The Company targets investments primarily in middle market companies with annual EBITDA generally between $5 million and $25 million. The Company is headquartered in Boston, with additional origination teams in Chicago, Dallas, Los Angeles and New York. The Company’s investment activities are managed by First Eagle Alternative Credit LLC (the “Advisor”), an investment adviser registered under the Investment Advisers Act of 1940. For more information on First Eagle Alternative Capital BDC, Inc., please visit www.feacbdc.com. For more information on First Eagle Alternative Credit, LLC, please visit www.feac.com.

Forward-Looking Statements

Statements made in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements reflect various assumptions by the Company concerning anticipated results and are not guarantees of future performance. These statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” ”should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements include but are not limited to, projected financial performance, expected development of the business, anticipated share repurchases or lack thereof, plans and expectations about future investments, anticipated dividends and the future liquidity of the Company. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the risk factors described from time to time in filings by the Company with the Securities and Exchange Commission. Such factors include: the impact of COVID-19; the introduction, withdrawal, success and timing of business initiatives and strategies; changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets; the relative and absolute investment performance and operations of our investment adviser; the impact of increased competition; the impact of future acquisitions and divestitures; the unfavorable resolution of legal proceedings; our business prospects and the prospects of our portfolio companies; the impact, extent and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or the Advisor; the ability of the Advisor to identify suitable investments for us and to monitor and administer our investments; our contractual arrangements and relationships with third parties; any future financings by us; the ability of the Advisor to attract and retain highly talented professionals; fluctuations in foreign currency exchange rates; the impact of changes to tax legislation and, generally, our tax position; our ability to exit a control investment in a timely manner; and the ability to fund Logan JV’s unfunded commitments to the extent approved by each member of the Logan JV investment committee.

The Company undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

First Eagle Alternative Capital BDC, Inc.

Lauren Vieira

(617) 790-6070

Lauren.Vieira@feim.com

Media Contact:

Stanton Public Relations and Marketing, LLC

Emily Meringolo

(646) 502-3559

emeringolo@stantonprm.com